EXHIBIT 10.15.2.

(Form of) Fiscal Year 20_ _ Stock Option Grant

Terms and Conditions
U.S/[Non-U.S.]1 Employees

You have received a grant of Non-Qualified Options (the “Option”) under the Monsanto Company 2005 Long-Term Incentive Plan (as Amended and Restated as of January 24, 2012) (the “Plan”). The Grant Date, the number of Shares covered by the Option, and the Exercise Price are set forth in the document you have received entitled “Long-Term Incentive Statement.” The Long-Term Incentive Statement and these terms and conditions collectively constitute the Award Certificate for the Option, and describe the provisions applicable to the Option. This Option is not intended to qualify as an “incentive stock option” as defined in Section 422 of the Code.

1.Definitions. Each capitalized term not otherwise defined herein has the meaning set forth in the Plan or, if not defined in the Plan, in the attached Long-Term Incentive Statement. The “Company” means Monsanto Company, a Delaware corporation incorporated February 9, 2000, and includes any Affiliate that employs you.

2.Exercisability.

(a)    The Option shall, subject to Sections 2(b) and 4, vest in accordance with the following schedule.

Vesting Date	Shares to Vest
(November) 15, 20_ _	1/3 of the Option
(or one year from grant)

November 15, 20_ _	1/3 of the Option
(second fiscal year from grant)

November 15, [20_ _ ]	Remaining unvested
(third fiscal year from grant)	portion of the Option

(b)    Upon a Change of Control, the Option, if outstanding, shall vest in full, except to the extent that you are granted a Replacement Award in respect of the Options.

(c)    Except as otherwise provided in the Plan, the Option may be exercised at any time after it vests and before its term expires or it is sooner forfeited as provided in Sections 3 and 4 below.

3.Term. The term of the Option shall, subject to Section 4, expire on the tenth anniversary of the Grant Date.

4.Retirement, Disability, Death or Other Termination of Service; Transfer. If you experience a Termination of Service for any reason before the first anniversary of the Grant Date (unless such Termination of Service follows a Change of Control), the Option shall be forfeited. If you experience a Termination of Service on or after the first anniversary of the Grant Date (or, if earlier, a Change of Control), including, without limitation, by reason of Retirement, death, Disability, or an involuntary termination other than a Termination for Cause, the Option shall vest and remain exercisable (or be forfeited) to the extent, and only to the extent, provided in this Section 4, notwithstanding any differing treatment set forth in the Plan.

(a)    Retirement. If you experience a Termination of Service by reason of Retirement (including by reason of a Termination without Cause when you are Retirement-eligible) on or after the first anniversary of the Grant Date (or, if earlier, a Change of Control), the Option shall continue to vest on the schedule set forth in Section 2(a) and shall remain exercisable until the earlier of the fifth anniversary of the date of your Termination of Service or the tenth anniversary of the Grant Date, and then shall be forfeited to the extent not exercised.

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1 Bracketed language applicable to only to non-U.S. employees

(b)    Death or Disability. If you experience a Termination of Service as a result of death or Disability on or after the first anniversary of the Grant Date (or, if earlier, a Change of Control), the Option shall become fully vested and shall remain exercisable until the earlier of the first anniversary (or, if such Termination of Service occurs on or after your 55th birthday and your completion of five years of service with the Company and any of its Affiliates, the fifth anniversary) of the date of your Termination of Service or the tenth anniversary of the Grant Date, and then shall be forfeited to the extent not exercised.

(c)    Termination for Cause. If you experience a Termination for Cause, the Option, whether vested or not, shall immediately be forfeited.

(d)    Voluntary Termination; Certain Terminations Without Cause. If you experience a voluntary Termination of Service (other than by reason of Retirement or a voluntary termination governed by Section 4(e)) or a Termination without Cause that is neither a Retirement nor governed by Section 4(e), then, to the extent the Option is vested on the date of your Termination of Service, it shall remain exercisable until the earlier of the 90th day after the date of your Termination of Service or the tenth anniversary of the Grant Date, and then shall be forfeited to the extent not exercised, and any portion of the Option that is not vested on the date of your Termination of Service shall be forfeited upon your Termination of Service.

(e)    Job Elimination; Termination Without Cause Following a Change of Control. If you experience (x) a Termination without Cause due to a job-elimination or divestiture of the business or Affiliate by which you were employed, on or after the first anniversary of the Grant Date, or (y) at any time following a Change of Control, either (1) a Termination without Cause or (2) a termination under circumstances entitling you to severance benefits under a constructive termination provision (including, without limitation, a “good reason” provision or a constructive “involuntary termination” provision) of an agreement, plan or program covering you, the Option shall become fully vested and shall remain exercisable until the earlier of the first anniversary (or, if such Termination of Service occurs on or after your 50th birthday due to a job elimination or a divestiture of the business or Affiliate by which you were employed, the fifth anniversary) of the date of your Termination of Service or the tenth anniversary of the Grant Date, and then shall be forfeited to the extent not exercised.

[(f)    Effective Date of Termination. Notwithstanding anything to the contrary in the Plan or Award Certificate, and for purposes of clarity, unless otherwise determined by the Company in its sole discretion, a voluntary Termination of Service or Termination Without Cause shall be effective from the date on which your active employment ends and shall not be extended by any statutory or common law notice of termination period.

(g)    EU Age Discrimination Rules. If you are a local national of and employed in a country that is a member of the European Union, the grant of the Option and the terms and conditions governing the Option are intended to comply with the age discrimination provisions of the EU Equal Treatment Framework Directive, as implemented into local law (the “Age Discrimination Rules”). To the extent that a court or tribunal of competent jurisdiction determines that any provision of the Option is invalid or unenforceable, in whole or in part, under the Age Discrimination Rules, the Company, in its sole discretion, shall have the power and authority to revise or strike such provision to the minimum extent necessary to make it valid and enforceable to the full extent permitted under local law.]

5.	Exercise Procedures.

(a)    You may exercise the Option after the Option has vested and become exercisable by giving notice to the Company specifying the number of Shares for which the Option is being exercised. The notice shall be provided to the Company’s Designated Administrator, in a manner set forth by the Company or the Designated Administrator for this purpose. The “Designated Administrator” is the person or entity most recently specified by the Company as such for purposes of the Plan.

(b)    The purchase price for the Shares for which the Option is being exercised shall be paid in full at the time of exercise and any other information required by the Committee shall be provided at that time. The purchase price shall be paid (i) in cash or by check, (ii) by tendering to the Designated Administrator whole Shares (but not fewer than 100 Shares), valued at their Fair Market Value on the date of exercise, or (iii) by any other method designated by the Committee. The Committee may require payment in a particular or different method in order to comply with applicable law.

[(b)    The purchase price for the Shares for which the Option is being exercised shall be paid in full at the time of exercise and any other information required by the Committee shall be provided at that time. The purchase price shall be paid (i) in cash or by check, (ii) by tendering to the Designated Administrator whole Shares (but not fewer than 100 Shares), valued at their Fair Market Value on the date of exercise (as permitted under local law), or (iii) by any other method designated by the Committee (and as permitted by local law). Notwithstanding the foregoing, The Committee may require payment in a particular or different method of exercise, may allow you to exercise your Option only by means of a cashless exercise (either a cashless

“sell all” exercise and/or a cashless “sell to cover” exercise) as it shall determine in its sole discretion, or may require you to sell any Shares you acquire under the Plan immediately or within a specified period following a Termination of Service.

(c)    As a condition of the grant of the Option, you agree to repatriate all payments attributable to the Shares and/or cash acquired under the Plan in accordance with local foreign exchange rules and regulations in your country of residence (and country of employment, if different). In addition, you agree to take any and all actions, and consent to any and all actions taken by the Company and the Company’s Affiliates, as may be required to allow the Company and the Company’s Affiliates to comply with local laws, rules and regulations in your country of residence (and country of employment, if different). Finally, you agree to take any and all actions as may be required to comply with your personal legal and tax obligations under local laws, rules and regulations in your country of residence (and country of employment, if different).]

6.    Withholding. In order for Shares to be delivered when you exercise the Option, you must make arrangements satisfactory to the Company for the payment of any taxes required to be paid or withheld in connection with the exercise of the Option. No more than the minimum required withholding will be permitted in the form of Shares. While the Company reserves the right to modify the methods of tax withholding that it deems acceptable, as of the time that this Award Certificate is being delivered to you, tax withholding may be satisfied by (i) cash or check, (ii) delivery of Shares, or (iii) retention by the Company, sale to a third party or cancellation by the Company of Shares otherwise deliverable upon the Option exercise. If you are subject to any taxes in connection with the Option in more than one jurisdiction, you acknowledge that the Company may be required to withhold or account for taxes in more than one jurisdiction.

6.    [Income Tax and Social Insurance Contribution Withholding.

(a)     As a condition to settlement upon your exercise of the Option, you must make arrangements satisfactory to the Company for the payment of any and all income tax (including U.S. federal, state and local taxes and/or non-U.S. taxes), social insurance, payroll tax, payment on account or other tax-related withholding (“Tax-Related Items”) required to be paid or withheld in connection with the Option. Regardless of any action the Company takes with respect to any or all Tax-Related Items, you acknowledge that the ultimate liability for all Tax-Related Items legally due by you is and remains your responsibility and that the Company (i) makes no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Option, including the grant of the Option, the vesting of the Option, the exercise of the Option, the subsequent sale of any Shares acquired pursuant to the Option and the receipt of any dividends; and (ii) does not commit to structure the terms of the grant or any aspect of the Option to reduce or eliminate your liability for Tax-Related Items.

(b)     If your country of residence (and/or country of employment, if different) requires withholding of Tax-Related Items, the Company may withhold a portion of the Shares otherwise issuable upon exercise of the Option (or, in the case of a cashless exercise of the Option, a portion of the cash proceeds) that have an aggregate Fair Market Value sufficient to pay the minimum Tax-Related Items required to be withheld (as determined by the Company in good faith and in its sole discretion) with respect to the exercised Option. For purposes of the foregoing, no fractional Shares will be withheld or issued pursuant to the grant of the Option and the issuance of Shares hereunder. Alternatively, the Company may, in its discretion, withhold any amount necessary to pay the Tax-Related Items from your salary or other amounts payable to you, with no withholding of Shares, or may require you to submit a cash payment equivalent to the minimum Tax-Related Items required to be withheld with respect to the exercised Option. In the event the withholding requirements are not satisfied, no Shares or cash will be issued to you (or your estate) upon exercise of the Option unless and until satisfactory arrangements (as determined by the Company in its sole discretion) have been made by you with respect to the payment of any such Tax-Related Items. If you are subject to Tax-Related Items in more than one jurisdiction, you acknowledge that the Company may be required to withhold or account for Tax-Related Items in more than one jurisdiction. By accepting the Option, you expressly consent to the methods of withholding as provided hereunder. All other Tax-Related Items related to the Option and any Shares or cash delivered in settlement thereof are your sole responsibility.

(c)     To the extent the Company pays any Tax-Related Items that are your responsibility (“Advanced Tax Payments”), the Company shall be entitled to recover such Advanced Tax Payments from you by any and all means that the Company determines are appropriate, in its sole discretion. For purposes of the foregoing, the manner of recovery of the Advanced Tax Payments shall include (but is not limited to): (i) a forced sale of a sufficient number of Shares held in any brokerage, recordkeeping or other account established by the Company on your behalf in connection with the grant of awards under the Plan equal to the Advanced Tax Payments (in which case, these terms and conditions shall give the Company the authority to issue sales instructions on your behalf); and (ii) offsetting the Advanced Tax Payments against any and all amounts that may be otherwise owed to you by the Company (including regular salary/wages, bonuses, and Shares acquired by you pursuant to any equity compensation plan that are otherwise held by the Company for your benefit.]

7.    Nontransferability. The Option is not transferable by you other than upon death by will, the laws of descent and distribution, or written designation of a beneficiary. The Option is exercisable, during your lifetime, only by you (or by your guardian or legal representative). Any person who holds the Option is subject to the terms and conditions of this Award Certificate. No transfer of the Option shall be effective to bind the Company unless the Company has been furnished with written notice of the transfer and appropriate evidence to establish the validity of the transfer and the acceptance by the transferee of the terms and conditions of this Award Certificate.

8.    No Right to Continued Employment or Service. This Award Certificate shall not limit or restrict the right of the Company or any Affiliate to terminate your employment or service at any time or for any reason.

9.    Effect of Award Certificate; Severability. This Award Certificate shall be binding upon and shall inure to the benefit of any successor of the Company and the person or entity to whom the Option may have been transferred by will, the laws of descent and distribution or beneficiary designation. The invalidity or unenforceability of any provision of this Award Certificate shall not affect the validity or enforceability of any other provision of this Award Certificate.

10.    Amendment. The terms and conditions of this Award Certificate may not be amended in a manner adverse to you without your consent.

11.    Discretionary Nature of the Plan. You acknowledge and agree that the Plan is discretionary in nature and may be amended, cancelled, or terminated by the Company, in its sole discretion, at any time. The grant of the Option under the Plan is a one-time benefit and does not create any contractual or other right to receive a grant of stock options or benefits in lieu of stock options in the future. Future grants of stock options, if any, will be at the sole discretion of the Company, including, but not limited to, the timing of any grant, the number of stock options, vesting provisions, and the exercise price.

12.    Plan Interpretation. This Award Certificate is subject to the provisions of the Plan, and all of the provisions of the Plan are hereby incorporated into this Award Certificate as provisions of this Option. If there is a conflict between the provisions of this Award Certificate and the Plan, the provisions of the Plan (including, without limitation, those setting forth the consequences of a Change of Control) govern. If there is any ambiguity in this Award Certificate, any term that is not defined in this Award Certificate, or any matters as to which this Award Certificate is silent, the Plan shall govern, including, without limitation, the provisions of the Plan addressing construction, governing law, and the powers of the Committee, among others, to (a) interpret the Plan, (b) prescribe, amend and rescind rules and regulations relating to the Plan, (c) make appropriate adjustments to the Option to reflect non-United States laws or customs or in the event of a corporate transaction, and (d) make all other determinations necessary or advisable for the administration of the Plan.

[13.    Extraordinary Item of Compensation. Your participation in the Plan is voluntary. The value of the Option and any other grant under the Plan is an extraordinary item of compensation outside the scope of your employment (and your employment contract, if any). As such, the Option and any other grant under the Plan is not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments.

14.    Consent to Collection/Processing/Transfer of Personal Data. Pursuant to applicable personal data protection laws, the Company hereby notifies you of the following in relation to your personal data and the collection, processing and transfer of such data in relation to the Company’s grant of this Option and your participation in the Plan. The collection, processing and transfer of your personal data is necessary for the Company’s administration of the Plan and your participation in the Plan, and your denial and/or objection to the collection, processing and transfer of personal data may affect your participation in the Plan. As such, you voluntarily acknowledge and consent (where required under applicable law) to the collection, use, processing and transfer of personal data as described herein.

The Company holds certain personal information about you, including your name, home address and telephone number, date of birth, social security number or other employee identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of all options, units or any other entitlement to Shares awarded, canceled, purchased, vested, unvested or outstanding in your favor, for the purpose of managing and administering the Plan (“Data”). The Data may be provided by you or collected, where lawful, from third parties, and the Company will process the Data for the exclusive purpose of implementing, administering and managing your participation in the Plan. The Data processing will take place through electronic and non-electronic means according to logics and procedures strictly correlated to the purposes for which Data are collected and with confidentiality and security provisions as set forth by applicable laws and regulations in your country of residence (and country of employment, if different). Data processing operations will be performed minimizing the use of personal and identification data when such operations are unnecessary for the processing purposes sought. Data will be accessible within the Company’s organization only by those persons requiring access for purposes of the implementation, administration and operation of the Plan and for your participation in the Plan.

The Company will transfer Data internally as necessary for the purpose of implementation, administration and management of your participation in the Plan, and the Company may further transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plan. These recipients may be located in the European Economic Area, or elsewhere throughout the world, such as the United States. You hereby authorize (where required under applicable law) them to receive, possess, use, retain and transfer the Data, in electronic or other form, for purposes of implementing, administering and managing your participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan and/or the subsequent holding of Shares on your behalf to a broker or other third party with whom you may elect to deposit any Shares acquired pursuant to the Plan.

You may, at any time, exercise your rights provided under applicable personal data protection laws, which may include the right to (a) obtain confirmation as to the existence of the Data, (b) verify the content, origin and accuracy of the Data, (c) request the integration, update, amendment, deletion, or blockage (for breach of applicable laws) of the Data, (d) to oppose, for legal reasons, the collection, processing or transfer of the Data which is not necessary or required for the implementation, administration and/or operation of the Plan and your participation in the Plan, and (e) withdraw your consent to the collection, processing or transfer of Data as provided hereunder (in which case, your Option will be null and void). You may seek to exercise these rights by contacting your local Human Resources manager or the Company’s Human Resources Department.

15.    Private Placement. The grant of the Option is not intended to be a public offering of securities in your country of residence (and country of employment, if different). The Company has not submitted any registration statement, prospectus or other filings with the local securities authorities (unless otherwise required under local law), and the grant of the Option is not subject to the supervision of the local securities authorities. No employee of the Company or any of the Company’s Affiliates is permitted to advise you on whether you should acquire Shares by exercising the Option under the Plan. Investment in Shares involves a degree of risk. Before deciding to acquire Shares by exercising the Option, you should carefully consider all risk factors relevant to the acquisition of Shares under the Plan and you should carefully review all of the materials related to the Option and the Plan. In addition, you should consult with your personal advisor for professional investment advice.

16.    Addendum to Terms and Conditions. Notwithstanding any provisions of these terms and conditions to the contrary, the Option shall be subject to such special terms and conditions for your country of residence (and country of employment, if different), as the Company may determine in its sole discretion and which shall be set forth in an addendum to these terms and conditions (the “Addendum”). If you transfer your residence and/or employment to another country, any special terms and conditions for such country will apply to the Option to the extent the Company determines, in its sole discretion, that the application of such terms and conditions is necessary or advisable in order to comply with local laws, rules and regulations, or to facilitate the operation and administration of the Option and the Plan (or the Company may establish alternative terms and conditions as may be necessary or advisable to accommodate your transfer). In all circumstances, the Addendum shall constitute part of these terms and conditions.

17.    English Language. If you are resident and/or employed outside of the United States, you acknowledge and agree that it is your express intent that the Award Certificate (including these terms and conditions), the Plan and all other documents, notices and legal proceedings entered into, given or instituted pursuant to the Option, be drawn up in English. If you have received the Award Certificate, the Plan or any other documents related to the Option translated into a language other than English, and if the meaning of the translated version is different than the English version, the English version will control.

18.    Additional Requirements. The Company reserves the right to impose other requirements on the Option, any Shares acquired pursuant to the Option, and your participation in the Plan, to the extent the Company determines, in its sole discretion, that such other requirements are necessary or advisable in order to comply with local laws, rules and regulations, or to facilitate the operation and administration of the Option and the Plan. Such requirements may include (but are not limited to) requiring you to sign any agreements or undertakings that may be necessary to accomplish the foregoing.

19.    Currency Fluctuations. Neither the Company, nor any Affiliate of the Company shall be liable for any foreign exchange rate fluctuation between the local currency of your country of residence and the U.S. dollar that may affect the value of the Options or of any amounts due to you pursuant to the settlement of the Options or the subsequent sale of any Shares acquired upon settlement of the Options.]

20.    Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to the Option or other awards granted to you under the Plan by electronic means. You hereby consent to receive such documents be electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party-designated by the Company.

21.    Governing Law. All questions concerning the construction, validity and interpretation of this Option and the Plan shall be governed and construed according to the laws of the State of Delaware, without regard to the application of the conflicts of laws provisions thereof. Any disputes regarding this Option or the Plan shall be brought only in the state or federal courts of the State of Delaware.

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